                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             PowerCerv Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                [POWERCERV LOGO]

                             400 North Ashley Drive
                                   Suite 2700
                              Tampa, Florida 33602


             -------------------------------------------------------


                                    NOTICE OF
                                 ANNUAL MEETING
                                       AND
                                 PROXY STATEMENT


             -------------------------------------------------------


                         Annual Meeting of Shareholders

                                  June 2, 1999

                                                                (POWERCERV LOGO)












                                                     April 30, 1999




Dear PowerCerv Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of PowerCerv Corporation (the "Company") on Wednesday, June 2, 1999. The meeting will begin promptly at 10:00 a.m. local time, at the executive offices of the Company located at 400 North Ashley Drive, Suite 2700, in Tampa, Florida.

         The notice of the meeting and proxy statement on the following pages contain information on the formal business of the meeting. Whether or not you expect to attend the meeting, please sign, date and return your proxy promptly in the enclosed envelope to assure your stock will be represented at the meeting. If you decide to attend the annual meeting and vote in person, you will, of course, have that opportunity.

         The continuing interest of the shareholders in the business of the Company is gratefully acknowledged. We hope many will attend the meeting.

                                        Sincerely,


                                        /s/ Marc J. Fratello
                                        ----------------------------------------
                                            MARC J. FRATELLO,
                                            Chairman and Chief Executive Officer














        EXECUTIVE OFFICES 400 N. ASHLEY DRIVE, SUITE 2700 TAMPA, FL 33602
    PHONE: (813) 226-2600 FACSIMILE: (813) 222-0886 HTTP://WWW.POWERCERV.COM

                              POWERCERV CORPORATION
                             400 NORTH ASHLEY DRIVE
                                   SUITE 2700
                              TAMPA, FLORIDA 33602


                               ------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  JUNE 2, 1999


         The Annual Meeting of Shareholders (the "Meeting") of PowerCerv Corporation (the "Company") will be held in the executive offices of the Company located at 400 North Ashley Drive, Suite 2700, Tampa, Florida 33602, on Wednesday, June 2, 1999 at 10:00 a.m. (local time), for the following purposes:

         1. To elect five (5) directors, each to hold office until the 2000 Annual Meeting of Shareholders and until his successor is elected and qualified or his earlier resignation, removal from office or death.

         2. To amend the 1995 Stock Option Plan, as amended (the "Plan") to increase the number of shares available for issuance under the Plan from 3,675,000 shares to 4,675,000 shares.

         3. To ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the year ending December 31, 1999.

         4. To transact such other business as may properly come before the Meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only shareholders of record at the close of business on April 30, 1999 are entitled to notice of and to vote at this Meeting and any adjournments thereof. For ten (10) days prior to the Meeting, a complete list of the shareholders entitled to vote at the Meeting will be available for examination by any shareholder for any purpose relating to the Meeting during ordinary business hours at the executive offices of the Company in Tampa, Florida.

                                          By Order of the Board of Directors,


                                          /s/ Stephen M. Wagman
                                          -----------------------------------
                                          Stephen M. Wagman
                                          Secretary




Tampa, Florida
April 30, 1999


SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE, WHETHER OR NOT THEY INTEND TO ATTEND THE MEETING. PROXIES ARE REVOCABLE, AND ANY SHAREHOLDER MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON AT THE MEETING.

                              POWERCERV CORPORATION

                                 PROXY STATEMENT


                ANNUAL MEETING AND PROXY SOLICITATION INFORMATION


         This Proxy Statement is first being sent to shareholders on or about May 7, 1999, in connection with the solicitation of proxies by the Board of Directors of PowerCerv Corporation, a Florida corporation (the "Company"), to be voted at the Annual Meeting of Shareholders to be held on June 2, 1999, and at any adjournment thereof (the "Meeting"). Only shareholders of record at the close of business on April 30, 1999 (the "Record Date") are entitled to notice of and to vote at the Meeting. There were 13,147,408 shares of the Company's common stock, $0.001 par value ("Common Stock") outstanding and entitled to vote at the close of business on the Record Date. Each share of Common Stock is entitled to one vote on each matter properly brought before the Meeting.

         Shares represented by duly executed proxies in the accompanying form received by the Company prior to the Meeting will be voted at the Meeting. If a shareholder specifies in the proxy a choice with respect to any matter to be acted upon, the shares represented by such proxy will be voted as specified. If a proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. The Board of Directors recommends a vote FOR the election of directors and the other proposals described in this Proxy Statement. The Board of Directors knows of no other matters that may be brought before the Meeting. However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

         Shareholders who hold their shares through an intermediary must provide instructions on voting as requested by their bank or broker. A shareholder who signs and returns a proxy may revoke it at any time before it is voted by taking one of the following three actions: (i) giving written notice of the revocation to the Secretary of the Company; (ii) executing and delivering a proxy with a later date; or (iii) voting in person at the Meeting.

         Approval of the election of directors will require a plurality of the votes cast at the Meeting, provided a quorum is present. Votes cast by proxy or in person at the Meeting will be tabulated by one or more inspectors of election appointed at the Meeting, who will also determine whether a quorum is present for the transaction of business. Abstentions and broker non-votes will be counted as shares present in the determination of whether shares of the Common Stock represented at the Meeting constitute a quorum. With respect to matters to be acted upon at the Meeting, abstentions and broker non-votes will not be counted for the purpose of determining whether a proposal has been approved.

         The expense of preparing, printing, and mailing proxy materials to shareholders of the Company will be borne by the Company. In addition to solicitations by mail, regular employees of the Company may solicit proxies on behalf of the Board of Directors in person or by telephone. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of the Common Stock of the Company.

         The executive offices of the Company are located at 400 North Ashley Drive, Suite 2700, Tampa, Florida 33602, and the Company's telephone number is
(813) 226-2600.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                            CERTAIN BENEFICIAL OWNERS

         The following table sets forth, as of April 20, 1999, information as to the Company's Common Stock beneficially owned by: (i) each director of the Company, (ii) each executive officer named in the Summary Compensation Table,
(iii) all directors and executive officers of the Company as a group, and (iv) any person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.

                                                                                 AMOUNT AND NATURE
                                                                                   OF BENEFICIAL
 NAME OF BENEFICIAL OWNER (1)                                                      OWNERSHIP (2)          PERCENT
 ---------------------------------------------------------------------------    -------------------     -----------

 DIRECTORS AND EXECUTIVE OFFICERS:
 Marc J. Fratello (3)....................................................            2,911,600            19.7%
 Roy E. Crippen, III (4).................................................            1,913,500            13.0%
 Michael J. Simmons (5) .................................................              443,165             3.0%
 Stephen M. Wagman (6)...................................................              146,745             1.0%
 Ronald D. Nall (7) .....................................................              170,000             1.2%
 O. G. Greene (8)........................................................               25,725               *
 Stuart C. Johnson (9)...................................................               25,725               *
 M.J.F. Limited Partnership..............................................            2,711,600            18.3%
 R.C.F. Company Limited Partnership......................................            1,338,500             9.0%
 All directors and executive officers as a group
    (13 persons) (10)....................................................            5,957,388            40.3%

 5% SHAREHOLDERS:
 Harold R. Ross(11)......................................................            2,068,000            14.0%
 Dimensional Fund Advisors Inc. (12) ....................................              881,400             6.0%

-------------------

*Less than 1%

(1) The business address for Messrs. Fratello, Crippen, Simmons, Wagman, Nall, Greene and Johnson is c/o PowerCerv Corporation, 400 North Ashley Drive, Suite 2700, Tampa, Florida 33602. The business address for M.J.F. Limited Partnership, R.C.F. Company Limited Partnership and H.R.R. Limited Partnership is 3773 Howard Hughes Parkway, 3rd Floor South, Las Vegas, Nevada 81909. The business address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(2) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. The Company has been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated.

(3) Includes 2,711,600 shares held by M.J.F. Limited Partnership, a Nevada limited partnership in which Mr. Fratello and a trust, of which he is trustee, are limited partners, and 200,000 shares that are subject to stock options that are exercisable within 60 days of April 20, 1999.

(4) Includes 1,588,500 shares are held by R.C.F. Company Limited Partnership, a Nevada limited partnership in which Mr. Crippen and a trust, of which he is trustee, are limited partners, and 325,000 shares that are subject to stock options that are exercisable within 60 days of April 20, 1999.

(5) Includes 441,665 shares that are subject to stock options that are exercisable within 60 days of April 20, 1999.

(6) Includes 144,745 shares that are subject to stock options that are exercisable within 60 days of April 20, 1999.

(7) Represents 170,000 shares that are subject to stock options that are exercisable within 60 days of April 20, 1999.

(8) Represents 25,725 shares that are subject to stock options that are exercisable within 60 days of April 20, 1999.

(9) Represents 25,725 shares that are subject to stock options that are exercisable within 60 days of April 20, 1999.

(10) Represents 1,332,860 shares held by the Named Executive Officers and directors that are subject to stock options exercisable within 60 days of April 20, 1999 (see footnotes 3 - 9 above), and 320,928 shares held by the other executive officers of the Company that are subject to stock options exercisable within 60 days of April 20, 1999. Also includes 170,000 shares that are subject to stock options that are exercisable within 60 days of April 20, 1999 beneficially owned by Ronald Nall. On January 11, 1999, the Company and Mr. Nall entered into a letter agreement pursuant to which his employment agreement was terminated. Mr. Nall is no longer an executive officer or employee of the Company.

(11) Represents 2,068,000 shares held by H.R.R. Limited Partnership, a Nevada limited partnership in which Harold R. Ross and certain trusts, of which he is trustee, are limited partners.

(12) The number of shares shown is based upon a Schedule 13-G filed with the Securities and Exchange Commission of February 11, 1999. Dimensional Fund Advisors Inc. ("Dimensional") has informed the Company that Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 881,400 shares of the Company, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Set forth below is certain information as of April 20, 1999, concerning the Company's executive officers, continuing directors, and nominees for director.

                                                                                                           YEAR FIRST
                                                                                                            BECAME A
 NAME                                                     POSITION(S)                         AGE           DIRECTOR
 -----------------------------------    ------------------------------------------------    -------      --------------

 Marc J. Fratello.................      Chairman, Chief Executive Officer and Director        41              1992
 Michael J. Simmons...............      President, Chief Operating Officer and Director       52              1998
 Roy E. Crippen, III..............      Director                                              40              1992
 O. G. Greene.....................      Director                                              57              1996
 Stuart C. Johnson................      Director                                              56              1996
 Stephen M. Wagman................      Chief Financial Officer, Senior Vice President        38                --
                                        and Secretary


         MARC J. FRATELLO has served as President and a director of the Company since its inception in 1992, as Chief Operating Officer from December 1995 until December 1997, and as Chairman and Chief Executive Officer since January 1, 1998. Prior to founding the Company in 1992, Mr. Fratello spent 10 years at Unisys Corporation, the last position held being that of Director, CASE/4GL Products. Mr. Fratello also is a director of Software Business Technologies, Inc., a privately held financial software developer in San Rafael, California; System One Corporation, privately held temporary services company located in Tampa, Florida; and VitalCast.com, an internet alternative healthcare company located in Tampa, Florida. Mr. Fratello earned a Bachelor of Science degree from Franklin and Marshall College and a Masters degree in Administration from the University of Pennsylvania's Wharton School.

         MICHAEL J. SIMMONS has served as President and Chief Operating Officer of the Company since March 1998. Mr. Simmons served as Chief Financial Officer of Platinum Software Corporation, a financial applications software products company located in Irvine, California, from May 1994 to March 1998. Mr. Simmons served as Executive Vice President and Chief Financial Officer of Dynasty Classics, a manufacturer of home lighting products, from April 1991 through September 1993. From February 1990 through April 1991, Mr. Simmons served as Chief Executive Officer and President of Pro-Tec Sports International, a manufacturer of recumbent exercise bicycles. From August 1986 through May 1989, Mr. Simmons served as Executive Vice President and Chief Financial Officer of CPG, International, a privately held distributor of graphic and fine arts supplies. From 1979 to 1986, Mr. Simmons was Chief Financial Officer and Senior Vice President of Silicon Systems.

         ROY E. CRIPPEN, III has served as a director of the Company since its inception in 1992. In April 1999, Mr. Crippen became the President, Chief Operating Officer and a director of Digital Fusion, Inc. (formerly known as R.O.I. Consulting, Inc.), a privately held consulting services company which, on March 31, 1999, purchased the net assets of the Company's general consulting and general education businesses. From April 1992 to March 1999, Mr. Crippen served in various executive management roles with the Company including Executive Vice President (1992 - 1998), Chief Technology Officer (1992 - 1999), Acting President and Chief Operating Officer (1998), and Vice Chairman (1998 - 1999). Prior to co-founding the Company and from March 1991 to April 1992, Mr. Crippen was the Florida Regional Manager for Spectrum Associates, an application and consulting company.

         O. G. GREENE has served as a director of the Company since October 1996. Mr. Greene has served as the Chief Executive Officer of Speer Communications, a Nashville, Tennessee provider of information and media services on an out-source basis, since March 1998. From June 1995 to March 1998, Mr. Greene served as President and Chief Executive Officer of GridNet International LLC, an enhanced service provider in the telecommunications industry located in Atlanta, Georgia. From May 1992 to June 1995, Mr. Greene was the Executive Vice President and Chief Operating Officer of First Financial Management Corporation, a firm providing payment systems services to the credit card, check and health care industries in Atlanta. From February 1991 to May 1992, Mr. Greene was the President and CEO of National Data Corporation, a firm providing payment systems services to the credit card, check and health care industries in Atlanta. Mr. Greene also is on the board of directors of The National Registry Inc. in St. Petersburg, Florida and Auburn University.

         STUART C. JOHNSON. Mr. Johnson has served as a director of the Company since November 1996. Mr. Johnson is Chairman and Chief Executive Officer of the Empyrean Group, a firm specializing in information technology services that assist mid-market companies in entering the electronic commerce marketplace. In July 1997, Mr. Johnson founded S.C. Johnson & Associates, an investment banking firm in Fairfax, Virginia. From 1993 to 1997, Mr. Johnson served as the Group President for Large Business and Information Services at Bell Atlantic Corporation in Arlington, Virginia. From April 1992 to June 1993, Mr. Johnson served as Group President of Regional Services at Bell Atlantic Corporation. While with Bell Atlantic, Mr. Johnson served as Chairman and Chief Executive Officer of Bell Atlantic Video Services, developing interactive video content and delivery methods. Prior to 1992, Mr. Johnson held executive positions with Contel Corporation and Burroughs Corporation. Mr. Johnson has served as a director, since March 1999, of musicmaker.com, an internet company located in Reston, Virginia. He has also served, since July 1998, as a director of the Virginia Tech Corporate Research Center, an incubator of entrepreneurial high technology companies. Mr. Johnson earned a Bachelor of Science in Mathematics from the United States Naval Academy and a Masters degree in Administration from George Washington University. He is also a graduate of the Harvard Business School's Advanced Management Program.

         STEPHEN M. WAGMAN has served as Chief Counsel of the Company since August 1995, as Secretary since October 1995, as Senior Vice President and Treasurer since December 1996, and as Chief Financial Officer since March 1998. From July 1988 to August 1995, Mr. Wagman was Vice President, Treasurer and Secretary of International Data Matrix, Inc., a developer of machine vision technology. Mr. Wagman is licensed to practice law in Florida and Ohio. Mr. Wagman earned a Bachelor of Science degree in accounting and finance from the Ohio State University and a J.D. degree from Case Western Reserve University School of Law.

         The Company's Board of Directors currently consists of five members.

         During 1998, the Company's Board of Directors held eight meetings. Each member of the Board of Directors attended at least 75% of the total number of Board meetings and meetings of committees of which he is a member. In addition, the Board of Directors took action one time during 1998 by written consent in lieu of a meeting signed by all members of the Board of Directors then in office as permitted by applicable state law.

         The Company's Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee, which met four times during 1998, consists of Stuart Johnson, O.G. Greene and Roy Crippen. Mr. Johnson serves as Chairman of this Committee. The duties of the Audit Committee are to recommend to the Board of Directors the selection of the independent certified public accountants, to meet with the independent certified public accountants to review the scope and results of the audit, and to consider various accounting and auditing matters related to the Company, including its system of internal controls and financial management practices.

         The Company's Compensation Committee consisted of O.G. Greene, Stuart Johnson, Marc Fratello and Michael Simmons (who resigned from this role in January 1999). Mr. Greene serves as the Chairman of this Committee. The Compensation Committee recommends to the Board of Directors the base salary levels and annual discretionary bonuses for the Company's executive officers. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation." In addition, the Compensation Committee administers the Company's 1995 Stock Option Plan (the "Stock Option Plan") and makes determinations as to grants of options; provided, however, with respect to options granted to persons subject to Section 16 of the Securities Exchange Act of 1934, as amended, the entire Board of Directors shall make such determinations. During 1998, the Compensation Committee took action 72 times in 1998 by written consent in lieu of a meeting signed by all members of the Committee then in office as permitted by applicable state law. See "Executive Compensation and Stock Option Plan."

         The Company does not have a nominating committee. This function is performed by the Board of Directors.

COMPENSATION OF DIRECTORS

         Effective June 2, 1998, directors who are not employees of the Company were paid $2,000 for each Board meeting attended. In addition, each non-employee director received an option to purchase 15,000 shares of the Common Stock pursuant to the Stock Option Plan. These options vest ratably over a twelve-month period and have an exercise price of $5.16 per share. All non-employee directors also receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors. No director who is an employee of the Company receives separate compensation for services rendered as a director.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Common Stock of the Company, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors, and ten-percent shareholders are required by the Commission regulations to furnish the Company with copies of all Section 16(a) reports they file.

         Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten-percent shareholders were complied with for fiscal 1998.

                             EXECUTIVE COMPENSATION

         The following table presents certain information concerning the compensation earned during 1998, 1997 and 1996 by: (i) the current Chief Executive Officer of the Company, and (ii) each of the four most highly compensated executive officers of the Company who earned more than $100,000 in salary and bonus in 1998 (collectively, the "Named Executive Officers").

                         SUMMARY COMPENSATION TABLE (1)

                                                                                             LONG-TERM
                                                                                            COMPENSATION
                                                                                            ------------
                                                             ANNUAL COMPENSATION             NUMBER OF
                                                   ----------------------------------------  SECURITIES
                                                                   OTHER     OTHER ANNUAL    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR     SALARY (2)    BONUS (3)  COMPENSATION(4)   OPTIONS      COMPENSATION(5)
--------------------------------          ----     ----------    ---------  --------------- ------------   ---------------

Marc J. Fratello                          1998      $ 79,980      $25,000            --         200,000        $1,140
  Chairman and                            1997       192,000           --        $3,655              --         2,450
  Chief Executive Officer                 1996       177,000       36,000         3,775              --         3,100

Michael J. Simmons(6)                     1998       143,679       50,000            --       1,000,000            --
  President and                           1997            --           --            --              --            --
  Chief Operating Officer                 1996            --           --            --              --            --

Roy E. Crippen, III(7)                    1998        77,972       25,000         1,425         200,000         1,140
  Vice Chairman and                       1997       192,000           --         4,005              --         2,406
  Chief Technology Officer                1996       177,000       36,000         4,330              --         3,100

Stephen M. Wagman                         1998       150,000        7,734            --         238,000         2,018
  Chief Financial Officer, Senior Vice    1997       123,600        2,000            --          36,000         3,600
  President and Secretary                 1996       100,683        5,072            --          13,500           900

Ronald D. Nall(8)                         1998       198,112           --            --         240,000         2,530
  Senior Vice President,                  1997       158,592           --            --          60,000         1,313
  Services and Products                   1996            --           --            --              --            --


--------------

(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10 percent of the total of annual salary and bonus reported.

(2) Includes any amount deferred by the Named Executive Officers pursuant to the Company's 401(k) Plan.

(3) Bonuses are reported in the year earned, even if actually paid in a subsequent year.

(4) Represents fees paid on the Named Executive Officers' behalf for professional tax advice and other tax-related services.

(5) Except as further described below, "all other compensation" represents matching contributions made by the Company to the Named Executive Officers under the Company's 401(k) Plan.

(6)      Mr. Simmons joined the Company in March 1998.

(7)      Mr. Crippen resigned as an officer of the Company on March 31, 1999.

(8) Mr. Nall joined the Company on March 10, 1997. On January 11, 1999, the Company and Mr. Nall entered into a letter agreement pursuant to which his employment agreement was terminated. Mr. Nall is no longer an executive officer or employee of the Company.

OPTION GRANTS IN 1998

         The following table sets forth certain information concerning grants of stock options to each of the Named Executive Officers of the Company during the year ended December 31, 1998. In accordance with the rules of the Securities and Exchange Commission, the potential realizable values under such options are shown based on assumed rates of annual compound stock price appreciation of 5% and 10% over the full option term from the date the option was granted. These assumed rates of appreciation do not represent the Company's estimate or projection of the rate of appreciation of the shares of Common Stock.

                     STOCK OPTION GRANTS IN LAST FISCAL YEAR


                            NUMBER OF
                            SHARES OF                                                            POTENTIAL REALIZABLE VALUE AT
                          COMMON STOCK                                                           ASSUMED ANNUAL RATES OF STOCK
                            UNDERLYING    % OF TOTAL OPTIONS                                   PRICE APPRECIATION FOR OPTION TERM
                             OPTIONS     GRANTED TO EMPLOYEES   EXERCISE PRICE EXPIRATION      ----------------------------------
NAME                       GRANTED (1)       FISCAL YEAR          PER SHARE       DATE             5%                      10%
-------------------       ------------   --------------------   -------------- ----------      ----------              ----------

Marc J. Fratello              200,000            4.1%             $   1.81        2008         $  228,000              $  578,000
Michael J. Simmons          1,000,000           20.5%                 1.66        2008          1,040,000               2,640,000
Roy E. Crippen, III           200,000            4.1%                 1.81        2008            228,000                 578,000
Stephen M. Wagman              20,000            0.4%                 2.03        2008             25,600                  64,800
                              140,000            2.9%                 2.75        2008            242,200                 613,200
                               78,000            1.6%                 4.19        2008            205,140                 520,260
Ronald D. Nall                150,000            3.1%                 2.06        2008            195,000                 493,500
                               90,000            1.8%                 4.19        2008            236,700                 600,300

(1) All options granted to the Named Executive Officers were granted in 1998 pursuant to the Company's Stock Option Plan.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth certain information concerning exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 1998. No stock options were exercised by the Named Executive Officers during 1998.


                                      NUMBER OF SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                                             UNEXERCISED OPTIONS                IN-THE-MONEY OPTIONS
              NAME                          AT DECEMBER 31, 1998              AT DECEMBER 31, 1998 (1)
              -------------------     --------------------------------    -------------------------------
                                       EXERCISABLE      UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
                                      -------------    ---------------    -------------   ---------------

              Marc J. Fratello           200,000                --                --              --
              Michael J. Simmons         400,000           600,000          $ 87,400       $ 131,100
              Roy E. Crippen, III        200,000                --                --              --
              Stephen M. Wagman          140,746           159,254                --              --
              Ronald D. Nall             127,500           172,500                --              --

(1) The market value at December 31, 1998 was equal to or lower than the option exercise price of all unexercised options held by Fratello, Crippen, Wagman and Nall at December 31, 1998.

STOCK OPTION PLAN

         The Company established its Stock Option Plan in June 1995 to provide incentives to key employees who contribute significantly to the strategic and long-term performance objectives and growth of the Company. In

January 1996, the Board of Directors and shareholders of the Company amended the Stock Option Plan to increase the number of shares available for issuance from 800,000 to 1,250,000. In April and June 1997, the Board of Directors and the shareholders of the Company amended and restated the Stock Option Plan increasing the number of shares available for issuance from 1,250,000 to 2,250,000, and modifying the provisions of the Stock Option Plan relating to its administration and amendment in order to reflect revisions to Commission regulations. In April and June 1998, the Board of Directors and the shareholders of the Company amended the Stock Option Plan to increase by 1,425,000 the maximum aggregate number of shares available for issuance under the Stock Option Plan and to modify the provisions of the Stock Option Plan relating to its administration. In January 1999, the Board of Directors amended the Stock Option Plan, subject to shareholder approval, to increase by 1,000,000 the maximum aggregate number of shares available for issuance under the Stock Option Plan. At the Meeting, the shareholders are being asked to vote for the approval of the January 1999 amendment to the Stock Option Plan. See "Proposal 2 - Proposal to Amend PowerCerv Corporation 1995 Stock Option Plan."

         The Company's Stock Option Plan provides for the grant to employees of both nonstatutory options and options intended to be treated as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Stock Option Plan is administered by the Stock Option Committee, or in its absence, the Compensation Committee of the Board of Directors (the "Committee"). The exercise price per share of Common Stock deliverable upon the exercise of each stock option granted under the Plan is determined by the Committee at the date the stock option is granted and as provided in the terms of the Stock Option Plan. Stock options are exercisable in whole or in part on such date or dates as are determined by the Committee at the date of the grant. The duration of options granted under the Stock Option Plan is ten years from the date of grant, or such shorter period as determined by the Committee. The options are non-transferable other than by will or by the laws of descent and distribution.

401(K) PLAN

         On June 1, 1994, the Company's defined contribution plan (the "401(k) Plan") became effective permitting employees to invest in a variety of funds on a pre-tax basis. In January 1997, the Company amended and restated its 401(k) Plan to provide that all current employees and future employees are eligible to participate following six months of service to the Company. Participants in the 401(k) Plan may not contribute more than the greater of a specified statutory amount or 12% of their pre-tax total compensation. Under the Company match policy, the Company matches 50% of participant contributions up to a maximum contribution of 6% of participant base compensation. Employee contributions vest immediately and Company contributions vest over a six-year period. All Company matching contributions are used to purchase shares of Common Stock on the open market.

         Effective January 1, 1998, the Company's 401(k) Plan was amended and the Company match policy was changed to a formula based upon the Company's financial performance. Under the amended Company match policy, the Company will match either 30%, 50% or 70% of participant contributions up to a maximum matching amount of 6% of participant base compensation. Based upon the Company's net loss in 1998, the Company will match 30% of participant contributions up to a maximum contribution of 6% of participant base compensation during 1999. Effective March 27, 1998, the Company amended its 401(k) Plan to address certain temporary vesting provisions for Company matched funds. Effective October 20, 1998, the Company amended its 401(k) Plan to shorten the service requirement for employees' participation eligibility to ninety (90) days and to change the vesting on Company contributions to a four-year period.

EMPLOYMENT AGREEMENTS

         Effective April 10, 1997, Marc J. Fratello and Roy E. Crippen, III entered into Employment, Non-competition, Development and Confidentiality Agreements with the Company. These agreements are for a period of one year plus renewable one-year extensions subject to either the Company's or the executives' right of cancellation. In 1997, these agreements provided for an annual base salary of $180,000, target annual bonus of up to $120,000, and certain other benefits. These agreements also provide certain piggyback registration rights to these executives. In addition, the

Company agreed to pay the executives twelve months of severance pay, including base salary and bonus, in the event their employment is terminated (i) by mutual agreement of the executive and the Company, (ii) by either party after the agreements' twelve month term has elapsed, (iii) by the Company following a disability determination of the executive, or following the Company's early termination of the agreement on certain notice, or (iv) by the executive if the Company breaches the agreement, upon certain changes of control of the Company, or following the executive's formal notice of termination after April 1998. Each of these agreements also contains a one-year non-compete provision following its expiration or earlier termination. In an effort to reduce the Company's operating expenses during 1998, both Mr. Fratello and Mr. Crippen reduced their 1998 annual base salaries from $180,000 to $80,000. In return, the Board granted them options for 200,000 shares of Common Stock under the Stock Option Plan. The exercise price for these options was the fair market value on the date of grant. These options, which expire in February 2008, vest ratably through December 31, 1998. In January 1999, the Compensation Committee established Messrs. Fratello's and Crippen's base salary at $250,000, their target annual bonus up to $150,000, and granted them options for 125,000 shares of Common Stock under the Stock Option Plan which will vest on December 31, 2001 or earlier upon the Common Stock, as traded on Nasdaq, closing at or above certain specified stock prices ($5, $9 and $14 per share) for at least twenty consecutive trading days.

         Effective March 31, 1999, Mr. Crippen resigned as Vice Chairman and Chief Technology Officer of the Company pursuant to an employment termination agreement. This resignation was provided in connection with the Company's sale of the net assets of its general consulting and general education business to R.O.I. Consulting, Inc. on March 31, 1999. Mr. Crippen is the president and chief operation officer of R.O.I. Consulting, Inc. Mr. Crippen will, however, remain on the Company's Board of Directors and is standing for reelection at the Meeting. Pursuant to his termination agreement (which superceded his employment agreement), the Company has agreed to nominate Mr. Crippen to Board of Directors as long as he holds at least 2.89% of the total outstanding shares of Common Stock. In return for Mr. Crippen's agreement not to accept his $300,000 severance, as had been provided for under his employment agreement, the Company released him from certain of his non-compete restrictions. All of Mr. Crippen's unvested options, including all options issued in January 1999, expired on March 31, 1999. On March 31, 1999, the Company granted Mr. Crippen a vested option for 125,000 shares of Common Stock exercisable at the fair market value for the price of the Common Stock on the date of grant. This option will expire, if not exercised, on March 25, 2004. Mr. Crippen also agreed to provide the Company with assistance in connection with ongoing business matters for a period of one year following the agreement date.

         Effective February 19, 1998, and in connection with his being hired as the President and Chief Operating Officer of the Company, Michael J. Simmons entered into an employment agreement with the Company and granted him stock options outside of the Stock Option Plan. Mr. Simmons' employment agreement is for a period commencing March 1998 and expiring December 31, 2000, plus renewable one-year extensions subject to either the Company's or Mr. Simmons' right of cancellation. The agreement provides for an annual base salary of $175,000 in 1998 ($225,000 in 1999), an annual target bonus of $200,000 in 1998
(with a guaranteed minimum bonus of $50,000 in 1998 and no guaranteed minimum in 1999), and certain other benefits. The terms of Mr. Simmons' annual target bonus are consistent with other members of the Company's executive management team. In addition, the Company agreed to pay Mr. Simmons twelve months base salary and vest certain of his outstanding stock options as follows: (i) upon a change of control where Mr. Simmons is not offered an equal or better position and compensation package, (ii) if the Company terminated Mr. Simmons without "cause," (iii) if there were to be a change in the person to whom Mr. Simmons reports (unless he were elected CEO), or (iv) if Mr. Simmons were constructively terminated by the Company. In January 1999, the Compensation Committee confirmed Mr. Simmons' 1998 bonus of $50,000 and in April 1999, granted him an option for 50,000 shares of Common Stock under the Stock Option Plan which will vest on December 31, 2001 or earlier upon the Common Stock, as traded on Nasdaq, closing at or above certain specified stock prices ($5, $9 and $14 per share) for at least twenty consecutive trading days.

         Effective April 7, 1998 and in connection with his assuming the additional role as the Company's Chief Financial Officer, Stephen M. Wagman entered into an employment agreement with the Company which superceded the terms of his then existing employment agreement. Mr. Wagman's employment agreement is for a period commencing April 7, 1998 and expiring December 31, 2000, plus renewable one-year extensions subject to either the Company's or Mr. Wagman's right of cancellation. The agreement provides for an annual base salary of $150,000 in 1998 ($169,500 in 1999), an annual target bonus of $75,000, and certain other benefits. The terms of Mr. Wagman's annual target bonus are consistent with other members of the Company's executive management team. In addition, the Company agreed to pay Mr. Wagman twelve months base salary and vest certain of his outstanding stock options as follows: (i) upon a change of control where Mr. Wagman is not offered an equal or better position and compensation package, (ii) if the Company terminated Mr. Wagman without "cause," or (iii) if Mr. Wagman were constructively terminated by the Company. In January 1999, the Compensation Committee granted him an option for 21,500 shares of Common Stock under the Stock Option Plan which will vest on December 31, 2001 or earlier upon the Common Stock, as traded on Nasdaq, closing at or above certain specified stock prices ($5, $9 and $14 per share) for at least twenty consecutive trading days.

         Also effective on April 7, 1998, Ronald D. Nall entered into an employment agreement with the Company which superceded the terms of his then existing employment agreement. The employment agreement was for a period commencing April 7, 1998 and expiring December 31, 2000, plus renewable one-year extensions subject to either the Company's or Mr. Nall's right of cancellation. On January 11, 1999, the Company and Mr. Nall entered into a letter agreement pursuant to which the Company and Mr. Nall agreed to terminate his employment agreement. Also under the letter agreement, the Company agreed to pay Mr. Nall a severance of $175,000, terminate certain of his options and vest the remainder.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Board of Director's Compensation Committee currently consists of Messrs. Greene, Johnson and Fratello. Mr. Fratello is the Chairman and Chief Executive Officer of the Company. Messrs. Greene and Johnson are outside directors. In fiscal 1998, all compensation matters relative to Messrs. Fratello and Crippen were addressed by the full Board of Directors. Messrs. Fratello and Crippen have certain relationships with respect to the Company, described elsewhere herein under "Certain Transactions".

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following "Report of the Compensation Committee of the Board of Directors on Executive Compensation" and the "Performance Graph" shall not be incorporated by reference into any such filings.


REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

         GENERAL. The Compensation Committee (the "Committee") is currently composed of the Company's Chief Executive Officer, Mr. Fratello, and two outside directors of the Company, O.G. Greene and Stuart C. Johnson. The Committee, or in its absence, the full Board of Directors reviews, recommends and approves changes to the Company's compensation policies and programs. Compensation packages granted to the Company's Chief Executive Officer and other senior management are intended to enable the Company to attract, motivate, reward and retain the management talent required to achieve its corporate objectives in a rapidly changing industry and thereby increase shareholder value. It is the Company's policy to provide incentives to its senior management to achieve these objectives and to reward exceptional performance and contributions to the development of the Company's business. To attain these objectives, the Company's executive management team compensation program includes cash compensation in the form of base salary, annual incentive compensation in the form of discretionary cash bonuses, and long-term incentive awards in the form of stock option grants. In addition, the compensation program is comprised of various benefits, including medical and insurance plans, and the 401(k) Plan, which are generally available to all employees of the Company.

         BASE SALARIES; ANNUAL DISCRETIONARY BONUSES. Base salaries and annual discretionary bonus amounts have been established for the Chief Executive Officer and several other executive officers in their respective employment agreements. In April 1997, the Board of Directors approved the Employment, Noncompetition, Development and Confidentiality Agreements between the Company and each of Messrs. Fratello and Crippen. In addition, Messrs. Simmons, Wagman and other persons in the management team of the Company have entered into employment agreements with the Company that, among other items, set their respective base salaries and annual discretionary bonus amounts. See "Executive Compensation - Employment Agreements." Factors taken into account for setting the amount of base salary and annual discretionary bonus amounts include current compensation, financial performance of the Company and qualitative factors bearing on an individual's experience, responsibilities, management, leadership abilities and job performance.

         During fiscal 1998, the Chief Executive Officer and other executive officers participated in a compensation plan based upon the performance of the Company. Generally, each participant was eligible to earn an annual bonus target based upon the Company attaining the annual revenue and operating income levels in the Company's financial plan for the year, and also based upon the Company's and/or the executive's fulfillment of certain strategic business accomplishments for the year. For fiscal 1998, Messrs. Fratello and Crippen each received an annual bonus of $25,000, Mr. Simmons received an annual bonus of $50,000, Mr. Wagman and other persons on the Company's management team received additional stock options in lieu of cash bonuses. These bonuses were paid in early 1999 following the January 25, 1999 meeting of the Committee.

         STOCK OPTIONS. Stock options are the principal vehicle used by the Company for the payment of long-term compensation, to provide a stock-based incentive to improve the Company's financial performance, and to assist in the recruitment, motivation and retention of key professional and managerial personnel. Long-term incentive compensation in the form of stock options enables senior management to share in the appreciation of the value of the Common Stock of the Company. The Board of Directors believes that stock option participation aligns senior management's objectives with long-term stock price appreciation. The Company's Stock Option Plan is administered by the Committee. Prior to February 1998, the three founders of the Company did not participate in the Stock Option Plan. Starting in February 1998, the Company has granted stock options to certain members of the Company's management team, including the CEO, COO and CFO, which will become 100% vested on December 31, 2001 or earlier upon the Common Stock, as traded on Nasdaq, closing at or above certain specified stock prices ($5, $9 and $14 per share) for at least twenty consecutive trading days. This vesting schedule is designed to further incentivize the Company's management team to increase the value of the Company and the price of its Common Stock.

         OTHER BENEFITS. The Company also has various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. The Company offers a 401(k) Plan, maintains medical and insurance plans and other benefits for its employees.

         COMPENSATION OF CHIEF EXECUTIVE OFFICER. Compensation of the Company Chief Executive Officer, Marc J. Fratello, was established in his April 1997 Employment, Noncompetition, Development and Confidentiality Agreement. The Board of Directors approved this employment agreement on April 10, 1997. In 1997, Mr. Fratello's compensation package consisted of the base salary, annual discretionary bonus, and other employee benefit programs similar to other executive officers of the Company. Prior to February 1998, Mr. Fratello did not, however, participate in the Stock Option Plan. In February 1998 and in connection with each of their 56% salary reductions, Mr. Fratello and Mr. Crippen each received a stock option to purchase 200,000 shares of Common Stock pursuant to the Stock Option Plan. See "Executive Compensation - Employment Agreements."

         TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Code limits the tax deduction to $1 million for compensation paid to any of the executive officers, unless certain requirements are met. The Compensation Committee considered these requirements and the related regulations with respect to 1998 compensation.

                                PERFORMANCE GRAPH

         The following graph presents the Company's total shareholder return of an investment of $100 in cash on March 1, 1996(1) for (i) the Company's Common Stock, (ii) the Nasdaq Stock Market - U.S. Index (the "Nasdaq Index")(2), and
(iii) the Nasdaq Computer & Data Processing Services Stocks represented by companies in SIC code 737 (the "Computer & Data Processing Index")(2). All values and returns assume reinvestment of the full amount of all dividends.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                   FOR THE PERIOD FROM 3/1/96 THROUGH 12/31/98
                  AMONG POWERCERV CORPORATION, THE NASDAQ INDEX
                    AND THE COMPUTER & DATA PROCESSING INDEX


                                    [GRAPH]


         The information presented in the graph above was obtained by the Company from outside sources it considers to be reliable but has not been independently verified by the Company.

         The graph shown above plotted using the following data:

                                          POWERCERV                                          COMPUTER & DATA
           PERIOD ENDED                  CORPORATION               NASDAQ INDEX              PROCESSING INDEX
         ----------------              ---------------           ----------------          --------------------

             03/01/96                     $ 100.00                  $ 100.00                     $ 100.00
             03/31/96                       105.36                    101.70                       102.74
             06/30/96                        87.50                    110.00                       114.19
             09/30/96                        29.46                    113.91                       116.47
             12/31/96                        35.71                    119.51                       121.18
              3/31/97                        25.89                    113.08                       112.44
              6/30/97                        24.10                    133.81                       144.19
              9/30/97                        23.21                    156.45                       157.67
             12/31/97                        16.07                    146.71                       148.81
              3/31/98                        21.43                    171.37                        196.7
              6/30/98                        32.14                    176.33                       218.29
              9/30/98                        21.43                    159.63                       205.76
             12/31/98                        13.39                    205.88                       266.45

(1) The Company completed the initial public offering of its Common Stock on March 1, 1996. The Company's 1996 fiscal year ended December 31, 1996. This "Performance Graph" assumes that $100 was invested on March 1, 1996 in the Company's Common Stock at the Company's initial public offering price of $14.00 per share and at the closing sales price for each index on that date. No cash dividends have been declared on the Company's Common Stock. Shareholder returns over the indicated periods should not be considered indicative of future shareholder returns.

(2) The Nasdaq Index and the Computer & Data Processing Index are calculated by the Center for Research in Securities Prices.

                              CERTAIN TRANSACTIONS


         The Company obtains many of its new technical employees through placements from a professional recruiting firm named PowerStaff Corporation ("PowerStaff"). The stock of PowerStaff is owned by Messrs. Fratello, Crippen and Ross. See "Management." During 1998, the Company paid fees to PowerStaff of approximately $7,500 for each employee placed with the Company by PowerStaff. The Company believes that the rates it pays to PowerStaff are below the rates that it would pay to unaffiliated placement services. During 1998, the Company incurred approximately $149,000 in recruiting expenses payable to PowerStaff.

         In September 1996, Marc J. Fratello, the Chairman and Chief Executive Officer of the Company, joined the board of directors of Software Business Technologies, Inc. ("SBT"). In December 1996, the Company purchased a five-percent ownership interest in SBT for $1.5 million. During 1997, the Company provided approximately $8,300 of technical services to SBT and amended its June 1996 partnering agreement ("Partnering Agreement") by expanding the OEM license rights for a license fee of $250,000. This 1997 amendment also provided evaluation license rights to other application products of the Company and reduced the total royalties due under the Partnering Agreement to $1.75 million from $2 million. In 1998, the Company further amended its Partnering Agreement, expanding certain rights of SBT, eliminating future royalties, and providing for additional license payments in 1998 totaling $825,000. Also during 1998, the Company also received approximately $17,000 in royalty and service payments from SBT under the Partnering Agreement, as amended. Separately, in 1998 the Company expanded its rights to exercise its "put" options on its shares of preferred stock of SBT, and exercised its option on 98,232 shares for $500,000. The remaining put options can be exercised on the remaining 196,679 shares of SBT preferred stock at various dates through June 2000.

         On November 24, 1998, the Company loaned $72,000 to Stephen Wagman, the Company's Chief Financial Officer, to purchase a primary residence. This loan is evidenced by a promissory note bearing interest at 6% per annum and is secured by Mr. Wagman's pledge of Common Stock issued upon the exercise of stock options. The loan is due upon the earlier of the separation of his employment with the Company or November 15, 1999.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

         The Board of Directors of the Company currently consists of five members. At the Meeting, the same five members of the Board of Directors will stand for re-election. The Company's bylaws currently authorize up to nine directors. All directors hold office until the next annual meeting of shareholders or until their successors are elected and qualified or their earlier resignation, removal from office or death.

         The nominees for election to the Board of Directors are Roy E. Crippen, III, Marc J. Fratello, O.G. Greene, Stuart C. Johnson and Michael J. Simmons. All of the nominees are currently members of the Board of Directors. See "Management - Directors and Executive Officers" for information on such nominees. Mr. Crippen's nomination was made pursuant to his March 1999 employment termination agreement. Unless otherwise indicated, votes will be cast pursuant to the accompanying proxy FOR the election of these nominees. Should any nominee become unable or unwilling to accept nomination or election for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors, which has no reason to believe the nominees named will be unable or unwilling to serve if elected.


                         PROPOSAL 2 - PROPOSAL TO AMEND
                  POWERCERV CORPORATION 1995 STOCK OPTION PLAN

         The Board of Directors and the stockholders approved the adoption of the PowerCerv Corporation 1995 Stock Option Plan (the "Stock Option Plan") in June 1995. Amendments to the Stock Option Plan have been adopted by the Board of Directors and approved by the stockholders from time to time. As of December 31, 1998, the maximum number of shares of the Common Stock of the Company ("Shares") which may be issued upon the exercise of options granted pursuant to the Stock Option Plan was 3,675,000, of which 3,532,840 Shares were outstanding and 42,202 Shares remained available for future stock option grants. On January 25, 1999, the Board of Directors amended the Stock Option Plan, subject to stockholder approval, to increase by 1,000,000 the maximum aggregate number of Shares that may be issued under the Stock Option Plan. The Board of Directors believes that approval of the amendment to the Stock Option Plan is in the best interests of the Company and its stockholders because the availability of an adequate number of Shares reserved for issuance under the Stock Option Plan and the ability to grant stock options is an important factor in attracting, motivating and retaining qualified personnel essential to the success of the Company.

SUMMARY DESCRIPTION OF THE STOCK OPTION PLAN.

         Certain features of the Stock Option Plan are summarized below.

         GENERAL. Awards under the Stock Option Plan consist of options to purchase a specified number of Shares at a stated price per share (the "Options"). Generally, the exercise price per share of an Option may not be less than the closing price of a share of Company Common Stock on the Nasdaq Stock Market's National Market on the date the Option is granted. Options granted under the Stock Option Plan may be Options that qualify as "incentive stock options" ("ISOs") pursuant Section 422 of the Code or nonqualified stock options ("NSOs"). The Board of Directors may amend the Stock Option Plan from time to time without approval of the shareholders of the Company. The Board may, however, condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. Currently, federal income tax law requires that the shareholders must approve any amendment to increase the maximum number of Shares that may be issued under the Stock Option Plan. Each Option granted under the Stock Option Plan will be exercisable by the Option recipient in accordance with the vesting schedule established by the Stock Option Committee at the time of grant, during a term not to exceed ten years fixed by the Stock Option Committee. Upon exercise of any Option, payment for Shares as to which the Option is exercised shall be make in cash or by check or wholly or partially in the form of Shares having a fair market value on the date of exercise equal to the exercise price.

         ADMINISTRATION. The Stock Option Plan is administered by the Stock Option Committee (or, in the event no such committee has been established at any point in time, the Compensation Committee) appointed by the Board of Directors from among its members (the "Committee"). With respect to Options granted to persons subject to Section 16 of the Securities Exchange Act of 1934, the Committee shall be the entire Board of Directors. The Committee selects the recipients of Options, determines the terms and conditions and number of Shares subject to each Option, and makes any other determinations necessary or advisable for the administration of the Stock Option Plan.

         SHARES SUBJECT TO THE STOCK OPTION PLAN. The Stock Option Plan provides that the total number of Shares that may be purchased pursuant to Options shall not exceed 4,675,000 Shares, representing approximately 26% of the then-currently outstanding Shares. Previously, the number of Shares issuable pursuant to Options under the Stock Option Plan was limited to 3,675,000. Authority to grant Options under the Stock Option Plan will continue until June 15, 2005, subject to the continued availability of Shares for the granting of Options under the Stock Option Plan. The Shares subject to Options which expire unexercised or are terminated shall again become available for the granting of Options under the Stock Option Plan. In the event of changes in the number or kind of outstanding Shares or certain other events, an appropriate adjustment will be made with respect to existing and future awards.

         ELIGIBILITY. Any person that the Committee designates is eligible to receive an Option under the Stock Option Plan. Only employees of the Company, however, are eligible to receive grants of ISOs. Because the employees of the Company who may participate in the Stock Option Plan and amount of their Options are determined by the Committee in its discretion, it is not possible to state the names or positions of, or the number of Options that may be granted to, the Company's officers and employees.

         TRANSFERABILITY; TERMINATION OF EMPLOYMENT. All Options granted under the Stock Option Plan will be nontransferable and nonassignable except by will or by the laws of descent and distribution.

         An Option generally expires either immediately following the last day that the Option recipient is employed by or affiliated with the Company or after the 60th day following termination of employment. However, the Committee may delay the expiration date of the Option to a date after termination of employment or affiliation with the Company. The maximum delay that may be allowed, however, shall be 90 days for an ISO and four years for an NSO. If an Option recipient's employment is terminated for cause, any Option granted to the Option recipient shall expire on the date his/her employment terminates. In the event of an Option recipient's death, an unexercised Option shall expire within 12 months of the date of death.

         CHANGE IN CONTROL AND OTHER EVENTS. Contingent upon the occurrence of one of several events referred to in the Stock Option Plan as "Trigger Events," the Board of Directors may terminate all Options outstanding under the Stock Option Plan effective upon the date of the Trigger Event or may accelerate the expiration of the Options to a date not earlier than the fifteenth day after the date of the Trigger Event. Furthermore, the Board of Directors may accelerate the vesting of any Option in the event of a Trigger Event. If the Board terminates the Options, it shall make, within 60 days after the date of the Trigger Event, cash payments to the Option recipients equal to the difference between the exercise price and the fair market value of the Shares that would have been subject to each recipient's terminated Option on the date of the Trigger Event. Since June 1998, most Options issued contain a provision that if there is a Trigger Event, the Options will become 100% vested.

FEDERAL INCOME TAX CONSEQUENCES.

         INCENTIVE STOCK OPTIONS. An ISO results in no taxable income to the Option recipient or deduction to the Company at the time it is granted or exercised. If the Option recipient retains the stock received as a result of the exercise of an ISO for at least two years from the date of the grant and one year from the date of exercise, then any gain on the sale of such stock will be treated as long-term capital gain. If the Shares are disposed of during this period, the Option recipient realize taxable ordinary income equal to the lesser of (i) the gain realized by the Option recipient upon such disposition or (ii) the difference between the exercise price and the fair market value of the Shares on the date of exercise. The Company receives a tax deduction only if the Shares are disposed of during such period. The deduction is equal to the amount of taxable income to the Option recipient. To the extent that the aggregate exercise price of the Shares subject to ISOs granted to a key employee under all plans of the Company and any parent or subsidiary of the Company, and that become exercisable for the first time during any calendar year, exceeds $100,000, such ISOs shall be treated as NSOs.

         NON-QUALIFIED STOCK OPTIONS. An NSO results in no taxable income to the Option recipient or deduction to the Company at the time it is granted. Upon exercising such an Option, the Option recipient will realize taxable ordinary income in the amount of the difference between the Option exercise price and the then fair market value of the Shares. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable ordinary income realized by the Option recipient.

         VOTE REQUIRED AND BOARD OF DIRECTOR RECOMMENDATION. The affirmative vote of the holders of a majority of the Shares represented at the Meeting, at which a quorum is present, is required to approve the Stock Option Plan amendment to increase the maximum aggregate number of Shares that may be issued under the Stock Option Plan. The Board of Directors unanimously recommends a vote FOR approval of the amendment to the Stock Option Plan.


                          PROPOSAL 3 - RATIFICATION OF
                               THE APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The Company's Board of Directors has appointed Ernst & Young LLP, independent certified public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 1999. Ernst & Young LLP has served as the Company's independent certified public accountants since June 1998. Representatives of Ernst & Young LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions posed by shareholders.

         The Board of Directors recommends a vote FOR the ratification of this selection.


              PROPOSALS OF SHAREHOLDERS FOR THE NEXT ANNUAL MEETING

         Proposals of shareholders intended for presentation at the 2000 Annual Meeting of Shareholders must be received by the Company on or before December 30, 1999, in order to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting.

         The Company's Articles of Incorporation also require advance notice to the Company of any shareholder proposal and of any nominations by shareholders of persons to stand for election as directors at a shareholders' meeting. Notice of shareholder proposals and of director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive office of the Company not less than 60 days prior to the meeting of shareholders; provided, however, that in the event that less than 70 days' notice prior to public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder, in order to be timely, must be so delivered or received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

         In addition to the matters required to be set forth by the rules of the Securities and Exchange Commission, a shareholder's notice with respect to a proposal to be brought before the annual meeting must set forth (a) a brief description of the proposal and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company's books, of the shareholder proposing such business and any other shareholders known by such shareholder to be supporting such proposal, (c) the class and number of shares of the Company that are beneficially owned by such shareholder on the date of such shareholder notice and by other shareholders known to such shareholder to be supporting such proposal on the date of such shareholder notice, and (d) any financial interest of the shareholder in such proposal.

         A shareholder's notice with respect to a director nomination must set forth (a) as to each nominee (i) the name, age, business address, and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the Company that are beneficially owned by such person, (iv) all information that would be required to be included in the proxy statement soliciting proxies for the election of the nominee director (including such person's written consent to serve as a director if so elected), and (b) as to the shareholder providing such notice (i) the name and address, as they appear on the Company's books, of the shareholder, and (ii) the class and number of shares of the Company that are beneficially owned by such shareholder on the date of such shareholder notice.

         The complete Articles of Incorporation provisions governing these requirements are available to any shareholder without charge upon request from the Secretary of the Company.


                                  OTHER MATTERS

         The Board of Directors knows of no other matter to be presented at the Meeting. If any other matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the judgment of the individuals named in the proxy.

         The Company will provide to any shareholder, upon the written request of any such person, a copy of the Company's Annual Report on Form 10-K, including the financial statements and the schedules thereto, for its fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934. All such requests should be directed to Stephen Wagman, Secretary, PowerCerv Corporation, 400 North Ashley Drive, Suite 2700, Tampa, Florida 33602. No charge will be made for copies of such annual report; however, a reasonable charge for the exhibits will be made.

                                          By Order of the Board of Directors,


                                          /s/ Stephen M. Wagman
                                          -------------------------------------
                                          Stephen M. Wagman,
                                          Secretary



Tampa, Florida
April 30, 1999

                                  DETACH HERE

                             POWERCERV CORPORATION
                       400 NORTH ASHLEY DRIVE, SUITE 2700
                              TAMPA, FLORIDA 33602

      PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                    SHAREHOLDERS TO BE HELD ON JUNE 2, 1999

     The undersigned hereby appoints Marc J. Fratello and Stephen M. Wagman, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them or their substitutes to represent and to vote, as designated below, all the shares of stock of PowerCerv Corporation held of record by the undersigned on April 30, 1999, at the annual meeting of shareholders to be held on June 2, 1999 or any adjournment thereof.

                                                                    ------------------------
       CONTINUED AND TO BE SIGNED ON REVERSE SIDE                         SEE REVERSE
                                                                              SIDE
                                                                    ------------------------

          PLEASE MARK                             DETACH HERE
[X]       VOTES AS IN
          THIS EXAMPLE.

1. Election of Directors
   [ ]FOR ALL NOMINEES LISTED BELOW               [ ] WITHHOLD AUTHORITY
   (except as marked to the contrary below).          to vote for all
                                                   nominees listed below.

 (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

 Roy E. Crippen, III, Marc J. Fratello, O.G. Greene, Stuart C. Johnson, Michael
 J. Simmons

2. To consider and vote upon a proposal to amend the Company's 1995 Stock Option Plan, as amended (the "Plan") to increase the number of shares available for issuance under the Plan from 3,675,000 shares to 4,675,000 shares.
                      [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

3. To ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending December 31, 1999.
                      [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

4. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.
                      [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THEY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS IN ITEMS 2, 3 AND 4.

                                         When signing as attorney, executor,
                                         administrator, trustee or guardian,
                                         please give full title as such. If a
                                         corporation, please sign in full
                                         corporate name by president or other
                                         authorized officer. If a partnership,
                                         please sign in partnership name by
                                         authorized person.

                                         DATED:
                                                                          ,1999
                                         ---------------------------------

                                         PLEASE MARK, SIGN, DATE, AND RETURN THE
                                         PROXY CARD PROMPTLY USING THE ENCLOSED
                                         ENVELOPE

                                         ---------------------------------------
                                         Signature

                                         ---------------------------------------
                                         Signature, if held jointly